Exhibit 99.1
MPLX LP Reports First-Quarter 2023 Financial Results

•First-quarter net income attributable to MPLX of $943 million and net cash provided by operating activities of $1,227 million, up 14% and 9%, respectively, year over year
•Adjusted EBITDA attributable to MPLX of $1,519 million, up 9% year over year
•Distributable cash flow of $1,268 million, up 5% year over year
•Advancing growth projects anchored in the Marcellus, Permian and Bakken basins
•Returned $821 million in capital to unitholders through distributions

FINDLAY, Ohio, May 2, 2023 - MPLX LP (NYSE: MPLX) today reported first-quarter 2023 net income attributable to MPLX of $943 million, compared with $825 million for the first quarter of 2022.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,519 million, compared with $1,393 million for the first quarter of 2022. Logistics and Storage (L&S) segment adjusted EBITDA for the first quarter of 2023 was $1,026 million, compared with $904 million for the first quarter of 2022. Gathering and Processing (G&P) segment adjusted EBITDA for the first quarter of 2023 was $493 million, compared with $489 million for the first quarter of 2022.

During the quarter, MPLX generated $1,227 million in net cash provided by operating activities, $1,268 million of distributable cash flow, and adjusted free cash flow of $1,005 million. MPLX returned $821 million to unitholders, and announced a first-quarter 2023 distribution of $0.775 per common unit, resulting in a distribution coverage ratio of 1.6x for the quarter. The leverage ratio was 3.5x at the end of the quarter.

“Our business continues to grow and generate strong cash flows. We are advancing our growth projects anchored in the Marcellus, Permian and Bakken basins,” said Michael J. Hennigan, MPLX chairman, president and chief executive officer. "These disciplined investments in high return projects, along with our focus on costs and portfolio optimization, are expected to grow our cash flows. This will allow us to reinvest in the business and return capital to unitholders.”

Financial Highlights (unaudited)

	Three Months Ended March 31,
(In millions, except per unit and ratio data)	2023	2022
Net income attributable to MPLX LP	$943	$825
Adjusted EBITDA attributable to MPLX LP(a)	1,519	1,393
Net cash provided by operating activities	1,227	1,125
Distributable cash flow attributable to MPLX LP(a)	1,268	1,210
Distribution per common unit(b)	$0.775	$0.705
Distribution coverage ratio(c)	1.6x	1.7x
Consolidated debt to LTM adjusted EBITDA(d)	3.5x	3.7x
Cash paid for common unit repurchases	$—	$100

(a)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(b)    Distributions declared by the board of directors of MPLX's general partner.
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distributions.
(d)    Calculated using face value total debt and LTM adjusted EBITDA. See reconciliation in the tables that follow.

Segment Results

(In millions)	Three Months Ended March 31,
Segment adjusted EBITDA attributable to MPLX LP (unaudited)	2023	2022
Logistics and Storage	$1,026	$904
Gathering and Processing	493	489

Logistics & Storage

L&S segment adjusted EBITDA for the first quarter of 2023 increased by $122 million compared to the same period in 2022. These increases were primarily driven by growth in throughputs and higher rates.

Total pipeline throughputs were 5.6 million barrels per day (bpd) in the first quarter, an increase of 6% versus the same quarter of 2022. The average tariff rate was $0.90 per barrel for the quarter, an increase of 1% versus the same quarter of 2022. Terminal throughput was 3.1 million bpd for the quarter, an increase of 5% versus the same quarter of 2022.

Gathering & Processing

G&P segment adjusted EBITDA for the first quarter of 2023 increased by $4 million compared to the same period in 2022 as higher throughput fees and volumes offset lower natural gas liquids prices.

In the first quarter of 2023:
•Gathered volumes averaged 6.4 billion cubic feet per day (bcf/d), a 21% increase from the first quarter of 2022.
•Processed volumes averaged 8.6 bcf/d, a 4% increase versus the first quarter of 2022.

•Fractionated volumes averaged 593 thousand bpd, a 13% increase versus the first quarter of 2022.

In the Marcellus:
•Gathered volumes averaged 1.4 bcf/d in the first quarter, a 4% increase versus the first quarter of 2022.
•Processed volumes averaged 5.6 bcf/d in the first quarter, flat versus the first quarter of 2022.
•Fractionated volumes averaged 533 thousand bpd in the first quarter, a 14% increase versus the first quarter of 2022.

Strategic Update

In the L&S segment, MPLX continues to expand natural gas long-haul and crude gathering pipelines supporting the Permian and Bakken basins. Specifically in the Permian, working with its partners, MPLX is progressing its natural gas strategy with the expansion of the Whistler pipeline from 2.0 bcf/d to 2.5 bcf/d, and the associated ADCC pipeline lateral into the Corpus Christi domestic and export markets.

In the G&P segment, MPLX remains focused on the Permian and Marcellus basins in response to producer demand. MPLX is progressing its sixth 200 mmcf/d processing plant in the Permian basin, Preakness ll, which is expected online in the first half of 2024. In the Marcellus, MPLX is progressing Harmon Creek ll, a 200 mmcf/d processing plant expected online in the first half of 2024.

Financial Position and Liquidity

As of March 31, 2023, MPLX had $393 million in cash, $2 billion available on its bank revolving credit facility, and $1.5 billion available through its intercompany loan agreement with Marathon Petroleum Corp. (NYSE: MPC). MPLX's leverage ratio was 3.5x, below its stated target of 4.0x.

On February 9, 2023, MPLX issued $1.1 billion aggregate principal amount of 5.000% senior notes due 2033 and $0.5 billion aggregate principal amount of 5.650% senior notes due 2053. Subsequently, on February 15, 2023, MPLX redeemed all of the $0.6 billion outstanding Series B preferred units and on March 13, 2023, MPLX redeemed all of the $1.0 billion aggregate principal amount of 4.500% senior notes due July 2023.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President, Finance and Investor Relations
Brian Worthington, Director, Investor Relations
Isaac Feeney, Supervisor, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); distribution coverage ratio; adjusted free cash flow (Adjusted FCF); and adjusted free cash flow after distributions. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for: (i) provision for income taxes; (ii) interest and other financial costs; (iii) depreciation and amortization; (iv) income/(loss) from equity method investments; (v) distributions and adjustments related to equity method investments; (vi) gain on sales-type leases; (vii) impairment expense; (viii) noncontrolling interests; and (ix) other adjustments, as applicable. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment maintenance capital expenditures paid out; and (vi) other adjustments as deemed necessary.

The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Adjusted FCF and adjusted free cash flow after distributions are financial performance measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define Adjusted FCF as net cash provided by operating activities adjusted for (i) net cash used in investing activities; (ii) cash contributions from MPC; (iii) cash contributions from noncontrolling interests and (iv) cash distributions to noncontrolling interests. We define adjusted free cash flow after distributions as Adjusted FCF less base distributions to common and preferred unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, capital expenditure plans, operating cost reduction objectives, and environmental, social and governance ("ESG") goals and targets, including those related to greenhouse gas emissions, diversity and inclusion and ESG reporting. Forward-looking and other statements regarding our ESG goals and targets are not an indication that these statements are material to investors or required to be disclosed in our filings with the Securities Exchange Commission (SEC). In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas, NGLs or renewables, or taxation; volatility in and degradation of general economic, market, industry or business conditions due to inflation, rising interest rates, the military conflict between Russia and Ukraine, future resurgences of the COVID-19 pandemic or otherwise; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products or renewables; changes to the expected construction costs and timing of projects and planned investments and the ability to obtain regulatory and other approvals with respect thereto; our ability to successfully implement our sustainable energy strategy and principles, and achieve our ESG goals and targets within the expected timeframes if at all; accidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; the imposition of windfall profit taxes or maximum refining margin penalties on companies operating in the energy industry in California or other jurisdictions; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2022, and in other filings with the SEC.

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Consolidated Results of Operations (unaudited)	Three Months Ended March 31,
(In millions, except per unit data)	2023	2022
Revenues and other income:
Operating revenue	$1,199	$1,265
Operating revenue - related parties	1,350	1,236
Income from equity method investments	134	99
Other income	30	10
Total revenues and other income	2,713	2,610
Costs and expenses:
Operating expenses (including purchased product costs)	734	791
Operating expenses - related parties	368	334
Depreciation and amortization	296	313
General and administrative expenses	89	78
Other taxes	30	34
Total costs and expenses	1,517	1,550
Income from operations	1,196	1,060
Interest and other financial costs	243	222
Income before income taxes	953	838
Provision for income taxes	1	5
Net income	952	833
Less: Net income attributable to noncontrolling interests	9	8
Net income attributable to MPLX LP	943	825
Less: Series A preferred unitholders interest in net income	23	21
Less: Series B preferred unitholders interest in net income	5	11
Limited partners’ interest in net income attributable to MPLX LP	$915	$793

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$0.91	$0.78
Common – diluted	$0.91	$0.78
Weighted average limited partner units outstanding:
Common units – basic	1,001	1,015
Common units – diluted	1,001	1,015

Select Financial Statistics (unaudited)	Three Months Ended March 31,
(In millions, except ratio data)	2023	2022
Common unit distributions declared by MPLX LP
Common units (LP) – public	$274	$257
Common units – MPC	502	456
Total GP and LP distribution declared	776	713

Preferred unit distributions(a)
Series A preferred unit distributions	23	21
Series B preferred unit distributions	5	11
Total preferred unit distributions	28	32

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(b)	1,519	1,393
DCF attributable to GP and LP unitholders(b)	$1,240	$1,178
Distribution coverage ratio(c)	1.6x	1.7x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,227	$1,125
Investing activities	(220)	(276)
Financing activities	$(852)	$(820)

(a)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred units. Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on February 15 and August 15 or the first business day thereafter. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders. The Series B preferred units were redeemed effective February 15, 2023.
(b)    Non-GAAP measure. See reconciliation below.
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

Financial Data (unaudited)
(In millions, except ratio data)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$393	$238
Total assets	35,672	35,665
Total debt(a)	20,394	19,796
Redeemable preferred units	968	968
Total equity	$12,080	$12,546
Consolidated debt to LTM adjusted EBITDA(b)	3.5x	3.5x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	354	354

(a)    There were no borrowings on the loan agreement with MPC as of March 31, 2023 or December 31, 2022. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $20,707 million and $20,108 million as of March 31, 2023, and December 31, 2022, respectively.

Operating Statistics (unaudited)	Three Months Ended March 31,
	2023	2022	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,642	3,380	8%
Product pipelines	1,988	1,956	2%
Total pipelines	5,630	5,336	6%

Average tariff rates ($ per barrel)
Crude oil pipelines	$0.93	$0.93	—%
Product pipelines	0.85	0.82	4%
Total pipelines	$0.90	$0.89	1%

Terminal throughput (mbpd)	3,091	2,941	5%

Barges at period-end	298	296	1%
Towboats at period-end	23	23	—%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended March 31,
	2023	2022	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,363	1,314	4%
Utica Operations(b)	—	—	—%
Southwest Operations	1,381	1,307	6%
Bakken Operations	156	147	6%
Rockies Operations	442	394	12%
Total gathering throughput	3,342	3,162	6%

Natural gas processed (MMcf/d)
Marcellus Operations	4,045	4,015	1%
Utica Operations(b)	—	—	—%
Southwest Operations	1,401	1,384	1%
Southern Appalachian Operations	230	224	3%
Bakken Operations	154	143	8%
Rockies Operations	454	407	12%
Total natural gas processed	6,284	6,173	2%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	533	468	14%
Utica Operations(b)	—	—	—%
Southwest Operations	—	—	—%
Southern Appalachian Operations	10	10	—%
Bakken Operations	19	21	(10)%
Rockies Operations	3	4	(25)%
Total C2 + NGLs fractionated	565	503	12%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended March 31,
	2023	2022	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,363	1,314	4%
Utica Operations	2,460	1,813	36%
Southwest Operations	1,816	1,476	23%
Bakken Operations	156	147	6%
Rockies Operations	564	526	7%
Total gathering throughput	6,359	5,276	21%

Natural gas processed (MMcf/d)
Marcellus Operations	5,553	5,529	—%
Utica Operations	494	423	17%
Southwest Operations	1,720	1,541	12%
Southern Appalachian Operations	230	224	3%
Bakken Operations	154	143	8%
Rockies Operations	454	407	12%
Total natural gas processed	8,605	8,267	4%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	533	468	14%
Utica Operations	28	23	22%
Southwest Operations	—	—	—%
Southern Appalachian Operations	10	10	—%
Bakken Operations	19	21	(10)%
Rockies Operations	3	4	(25)%
Total C2 + NGLs fractionated	593	526	13%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended March 31,
(In millions)	2023	2022
L&S segment adjusted EBITDA attributable to MPLX LP	$1,026	$904
G&P segment adjusted EBITDA attributable to MPLX LP	493	489
Adjusted EBITDA attributable to MPLX LP	1,519	1,393
Depreciation and amortization	(296)	(313)
Interest and other financial costs	(243)	(222)
Income from equity method investments	134	99
Distributions/adjustments related to equity method investments	(153)	(132)
Adjusted EBITDA attributable to noncontrolling interests	10	9
Other(a)	(19)	(1)
Net income	$952	$833

(a)    Includes unrealized derivative gain/ (loss), non-cash equity based compensation, provision for income taxes, and other miscellaneous items.

Reconciliation of Segment Adjusted EBITDA to Income from Operations (unaudited)	Three Months Ended March 31,
(In millions)	2023	2022
L&S
L&S segment adjusted EBITDA	$1,026	$904
Depreciation and amortization	(129)	(130)
Income from equity method investments	71	52
Distributions/adjustments related to equity method investments	(76)	(58)
Other	(8)	(5)

G&P
G&P segment adjusted EBITDA	493	489
Depreciation and amortization	(167)	(183)
Income from equity method investments	63	47
Distributions/adjustments related to equity method investments	(77)	(74)
Adjusted EBITDA attributable to noncontrolling interests	10	9
Other	(10)	9

Income from operations	$1,196	$1,060

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (unaudited)	Three Months Ended March 31,
(In millions)	2023	2022
Net income	$952	$833
Provision for income taxes	1	5
Interest and other financial costs	243	222
Income from operations	1,196	1,060
Depreciation and amortization	296	313
Income from equity method investments	(134)	(99)
Distributions/adjustments related to equity method investments	153	132
Other	18	(4)
Adjusted EBITDA	1,529	1,402
Adjusted EBITDA attributable to noncontrolling interests	(10)	(9)
Adjusted EBITDA attributable to MPLX LP	1,519	1,393
Deferred revenue impacts	12	24
Sales-type lease payments, net of income	4	5
Net interest and other financial costs(a)	(217)	(204)
Maintenance capital expenditures, net of reimbursements	(44)	(14)
Equity method investment maintenance capital expenditures paid out	(5)	(3)
Other	(1)	9
DCF attributable to MPLX LP	1,268	1,210
Preferred unit distributions(b)	(28)	(32)
DCF attributable to GP and LP unitholders	$1,240	$1,178

(a)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders. The Series B preferred units were redeemed effective February 15, 2023.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	Last Twelve Months
	March 31,		December 31,
(In millions)	2023	2022	2022
LTM Net income	$4,097	$3,197	$3,978
Provision for income taxes	4	5	8
Interest and other financial costs	946	876	925
LTM income from operations	5,047	4,078	4,911
Depreciation and amortization	1,213	1,271	1,230
Income from equity method investments	(511)	(350)	(476)
Distributions/adjustments related to equity method investments	673	548	652
Gain on sales-type leases	(509)	—	(509)
Impairment expense	—	42	—
Other	27	50	5
LTM Adjusted EBITDA	5,940	5,639	5,813
Adjusted EBITDA attributable to noncontrolling interests	(39)	(38)	(38)
LTM Adjusted EBITDA attributable to MPLX LP	5,901	5,601	5,775
Consolidated total debt(a)	$20,707	$20,431	$20,108
Consolidated total debt to LTM adjusted EBITDA	3.5x	3.7x	3.5x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings under the loan agreement with MPC.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended March 31,
(In millions)	2023	2022
Net cash provided by operating activities	$1,227	$1,125
Changes in working capital items	48	118
All other, net	(9)	(45)
Loss on extinguishment of debt	9	—
Net interest and other financial costs(a)	217	204
Other adjustments related to equity method investments	13	12
Other	24	(12)
Adjusted EBITDA	1,529	1,402
Adjusted EBITDA attributable to noncontrolling interests	(10)	(9)
Adjusted EBITDA attributable to MPLX LP	1,519	1,393
Deferred revenue impacts	12	24
Sales-type lease payments, net of income	4	5
Net interest and other financial costs(a)	(217)	(204)
Maintenance capital expenditures, net of reimbursements	(44)	(14)
Equity method investment maintenance capital expenditures paid out	(5)	(3)
Other	(1)	9
DCF attributable to MPLX LP	1,268	1,210
Preferred unit distributions(b)	(28)	(32)
DCF attributable to GP and LP unitholders	$1,240	$1,178

(a)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders. The Series B preferred units were redeemed effective February 15, 2023.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions (unaudited)	Three Months Ended March 31,
(In millions)	2023	2022
Net cash provided by operating activities(a)	$1,227	$1,125
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow
Net cash used in investing activities	(220)	(276)
Contributions from MPC	8	10
Distributions to noncontrolling interests	(10)	(9)
Adjusted free cash flow	1,005	850
Distributions paid to common and preferred unitholders	(821)	(758)
Adjusted free cash flow after distributions	$184	$92

(a)    The three months ended March 31, 2023 and March 31, 2022 include working capital builds of $48 million and $118 million, respectively.

Capital Expenditures (unaudited)	Three Months Ended March 31,
(In millions)	2023	2022
Capital Expenditures:
Growth capital expenditures	$139	$148
Growth capital reimbursements(a)	(33)	(11)
Investments in unconsolidated affiliates	51	110
Capitalized interest	(3)	(2)
Total growth capital expenditures	154	245
Maintenance capital expenditures	52	24
Maintenance capital reimbursements	(8)	(10)
Total maintenance capital expenditures	44	14

Total growth and maintenance capital expenditures	198	259
Investments in unconsolidated affiliates(b)	(51)	(110)
Growth and maintenance capital reimbursements(a)(c)	41	21
Increase in capital accruals	(22)	(3)
Capitalized interest	3	2
Additions to property, plant and equipment(b)	$169	$169

(a)    Growth capital reimbursements include reimbursements from customers and our Sponsor. Prior periods have been updated to reflect these reimbursements to conform to the current period presentation.
(b)    Investments in unconsolidated affiliates and additions to property, plant and equipment, net are shown as separate lines within investing activities in the Consolidated Statements of Cash Flows.
(c)    Growth capital reimbursements are included in changes in deferred revenue within operating activities in the Consolidated Statements of Cash Flows. Maintenance capital reimbursements are included in the Contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.